UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2013 (October 14, 2013)

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On October 14, 2013, Allegheny Technologies Incorporated (the “Company”) issued a press release commenting on expected third quarter 2013 financial results and the restructuring of its Engineered Products segment. A copy of the press release is attached as Exhibit 99.1 and is being furnished, not filed, under Item 2.02 of this Current Report on Form 8-K.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 14, 2013, the Company announced that it had completed a strategic review of its iron castings and fabricated components businesses. Based on current and forecasted results, these businesses were not projected to meet the Company’s expectations for return on capital employed. The closure of the fabricated components business will result in approximately $6.4 million of pre-tax exit costs that will be recognized in the Company’s third quarter ended September 30, 2013, including a $5.6 million non-cash asset impairment charge and $0.8 million primarily related to lease exit costs. The Company expects the cash requirements associated with lease-related exit costs to be approximately $3.8 – $4.3 million, to be incurred over the next four years.

The planned divestiture of the iron castings business, which is held for sale at September 30, 2013, resulted in a $3.1 million pre-tax, non-cash long-lived asset impairment charge based on an analysis of the estimated fair value of the business.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press release dated October 14, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

Dated: October 17, 2013